Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES B PREFERRED STOCK

of

CERAGENIX PHARMACEUTICALS, INC.

a Delaware Corporation

Pursuant to Section 151 of the

Delaware General Corporation Law

Ceragenix Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify that pursuant to authority conferred upon the Board of Directors of the Company by its Certificate of Incorporation and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors, on August 31, 2007, adopted the following resolution establishing the Company’s Series B Preferred Stock, which resolution remains in full force and effect. Certain capitalized terms used herein are defined in Article 8.

RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Company’s Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, with a stated value of $2.25, of the Company, to be designated Series B Preferred Stock (referred to herein as the “Series B Preferred Stock”), having the number of shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Series B Preferred Stock are not stated and expressed in the Certificate of Incorporation, the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows in this Certificate of Designations, Preferences and Rights (the “Certificate”);

1.                                      DESIGNATION AND AMOUNT.

1.1                                 The series will be known as the Series B Preferred Stock.

1.2                                 The Series B Preferred Stock will be a Series consisting of Three Hundred Seventy-Five Thousand (375,000) shares of the authorized and issued preferred stock and the face amount shall be Two Dollars and Twenty-Five Cents ($2.25) per share (the “Stated Value”).

2.                                      PRIORITY ON LIQUIDATION.

2.1                                 Payment upon Dissolution, Etc. Upon the occurrence and continuance of (i) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors and not dismissed within 90 days following such commencement, as such, or relating to its assets or

(ii) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or any marshalling of the any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company (a “Liquidation Event”), the Series B Preferred Stock will rank pari passu with the Series A Preferred Stock until, (1) the holders of any shares of stock which have liquidation preferences senior to the Series B Preferred Stock shall have received the entire amount of such liquidation preferences, and (2) each holder of the Series B Preferred Stock (the “Holder”) shall have received the Liquidation Preference (as defined below) with respect to each share of Series B Preferred Stock then held by such Holder. In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Series B Preferred Stock and to the holders of any pari passu securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding shares of Series B Preferred Stock and of such pari passu securities, such assets will be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

2.2                                 Liquidation Preference. The “Liquidation Preference” with respect to a share of Series B Preferred Stock shall mean an amount equal to the Stated Value of such share.

2.3                                 Ranking. Upon a Liquidation Event, or other winding up of the Company, the Holders of the Series B Preferred Stock will rank (i) senior to the holders of the Common Stock and any other class or series of stock which is not made pari passu with or senior to the Series B Preferred Stock; (ii) junior to the Series A Preferred Stock; (iii) junior to any other class or series of stock which is made senior to the Series B Preferred Stock; and (iv) junior, in an amount equal to the Stated Value, to any debt of the Company outstanding at the time.

3.                                      CONVERSION.

3.1                                 Right to Convert. Subject to Section 3.7 below, each Holder shall have the right to convert at any time and from time to time all or any whole number of shares of Series B Preferred Stock held by the Holder into such number of fully paid and non-assessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company (the “Conversion Shares”), as is computed in accordance with the terms hereof (a “Conversion”).

3.2                                 Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all of the outstanding Series B Preferred Stock.

3.3                                 Conversion Notice. In order to convert shares of Series B Preferred Stock, or any portion thereof, the Holder shall send by facsimile transmission (with a hard copy to follow by First Class Mail), at any time prior to 11:59 p.m., local Denver, Colorado, U.S. time, on the date on which the Holder wishes to effect such Conversion (the “Conversion Date”), (i) a notice of conversion to the Company and to its designated transfer agent for the Common Stock (the

2

“Transfer Agent”) stating the number of shares of Series B Preferred Stock to be converted, (a “Conversion Notice”) and (ii) a copy of the certificate or certificates representing the Series B Preferred Stock being converted. The Holder shall thereafter send the original of such certificate or certificates by a reputable, national overnight delivery service to the Company.

3.4                                 Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be at the rate of one share of Common Stock for one share of Series B Preferred Stock. The “Conversion Price” shall be Two Dollars and Twenty-Five Cents ($2.25).

3.5                                 Delivery of Common Stock Upon Conversion. Following receipt of a Conversion Notice, the Company shall, no later than the close of business on the later to occur of (1) the tenth (10th ) business day following the Conversion Date set forth in such Conversion Notice or (ii) the second business day following the day on which the original certificate or certificates representing the shares of Series B Preferred Stock being converted are received by the Company (or in the event of lost certificates, then such indemnification and security as may be reasonably required by the Company in its sole discretion), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined as provided herein. Conversion Shares delivered to the Holder shall contain such restrictive legends as deemed necessary or appropriate by counsel to the Company. If the number of shares of Series B Preferred Stock to be converted is less than the number of shares of stock on the certificate or certificates delivered to the Company, then the Company shall, along with the certificate for the Conversion Shares, issue and deliver a certificate for the number of shares of Series B Preferred Stock which are not converted.

3.6                                 Fractional Shares. If any Conversion under this Section 3 or any adjustment under Section 4 would create a fractional share of Common Stock, the Company at its option and in its sole and absolute discretion may either issue such fractional share or pay the Holder the value of such fractional share based on the Conversion Price.

3.7                                 Mandatory Conversion. If the Company effects a transaction described in Section 4.2 in which the Company either (1) is not the surviving entity or (2) becomes the subsidiary of another entity (a “Major Transaction”), excluding a business combination with Ceragenix Pharmaceuticals, Inc., a Delaware corporation or (3) if not otherwise previously converted, upon the third anniversary of the date of issuance, then upon the initial closing of the Major Transaction, or upon the third anniversary of the date of issuance, all of the outstanding shares of Series B Preferred Stock, shall, automatically be converted into Common Stock. In the event of such a mandatory conversion, the Conversion Date shall be the date Major Transaction is closed or the third anniversary of the date of issuance, and the number of Conversion Shares, and the delivery thereof, shall take place as provided in subsections 3.4 through 3.6 above.

4.                                      ADJUSTMENTS TO CONVERSION PRICE.

4.1                                 Adjustment to Conversion Price Due to Stock Split, Stock Dividend, etc. If (i) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or (ii) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof.

4.2                                 Adjustment Due to Merger, Consolidation, etc. If there shall be a merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or there is a sale of all or substantially all of the Company’s assets outside of the ordinary course of business, or a partial liquidating distribution of the Company’s assets to the holders of the Common Stock, then each Holder shall thereafter have the right to receive upon Conversion of the shares of Series B Preferred Stock, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon Conversion, such stock, securities, and/or other assets, if any, which such Holder would have been entitled to receive in such transaction had such shares been converted to Common Stock immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon a Conversion. The Company shall not consummate any transaction described in this Section 4.2 unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate.

5.                                      MISCELLANEOUS.

5.1                                 Transfer of Series B Preferred Stock. A Holder may sell, transfer or otherwise dispose of all or any portion of the shares of Series B Preferred Stock to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or such Holder delivers an opinion of counsel satisfactory to the Company, to the effect that such sale, transfer, or disposition is exempt from registration thereunder; provided that no such opinion shall be required in the event of a sale by such Holder to an affiliate thereof or if the Company shall waive said opinion requirement in its sole discretion.

5.2                                 Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company in its sole discretion, and upon surrender and cancellation or such certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

5.3                                 Voting Rights. The Holder of the Series B Preferred Stock shall have no voting right except such rights as may be required under applicable law.

5.4                                 Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., Denver, Colorado, U.S. time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier, (iii) if to the Company, on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), or, (iv) if to the Holder, when deposited in the U.S. mail (first class, certified or registered) addressed as follows:

If to the Company:

Ceragenix Pharmaceuticals, Inc.

1444 Wazee Street, Suite 210

Denver, Colorado 80202

Attn: Secretary

Phone: 720.946.6440

Fax: 303.534.1860

or such other address and facsimile number as the Company shall designate from time-to-time as its central office and main facsimile number, and if to any Holder, to such address as shall be designated by such Holder in writing to the Company.

6.                                      NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS.

No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company and any of its Affiliates under the Series B Preferred Stock or the Certificate of Designation or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Series B Preferred Stock waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series B Preferred Stock.

7.                                      AMENDMENT. SUPPLEMENT AND WAIVER.

Without the consent of any Holder of the Series B Preferred Stock, the Company may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Series B Preferred Stock in addition to or in place of certificated Series B Preferred Stock, to provide for the assumption of the Company’s obligations to Holders of the Series B Preferred Stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Series B Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such Holder.

8.                                      CERTAIN DEFINITIONS.

8.1                                 “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED HOWEVER that no individual, other than a director of the Company or an officer of the Company with a policy making function, shall be deemed an Affiliate of the Company or any of its Subsidiaries, solely by reason of such individual’s employment, position or responsibilities by or with respect to the Company or any of its Subsidiaries.

8.2                                 “Business Day” means any day other than a Legal Holiday.

8.3                                 “Common Stock” means the Company’s authorized $.000l par value common stock.

8.4                                 “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

8.5                                 “Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, the Company has executed this Certificate this 25th day of September 2007.

CERAGENIX PHARMACEUTICALS, INC.

By:	/s/ Steven Porter

Steven Porter
CEO